SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Quanta Services, Inc.
(Name of Registrant as Specified In Its Charter)
Aquila, Inc. (f/k/a Utilicorp United Inc.)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

        Aquila, Inc. (formerly known as UtiliCorp United Inc.), a Delaware corporation, is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on May 10, 2002 with respect to the solicitation of proxies for electing nominees to the board of directors of Quanta Services, Inc. ("Quanta") at the 2002 annual meeting of stockholders of Quanta.

# # #

To Our Fellow Quanta Stockholders:

        On Tuesday, May 7, 2002, we argued our motion seeking to block the voting of substantially all of the 8,000,000 shares deposited by Quanta Services in its Stock Employee Compensation Trust, or SECT, before the Delaware Chancery Court. We expect the Court to rule on our motion by the end of next week, at the latest. We will keep you apprised of any important developments in this case.

        We are challenging the SECT in order to vindicate the rights of all Quanta stockholders. We believe that all Quanta stockholders should be disturbed by the Quanta Board's disregard for your best interests by adopting the SECT, which:

  •
  significantly dilutes your equity interest;

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  potentially lines the pockets of management and other employees if Quanta is sold;

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  significantly dilutes your voting power; and

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  potentially discourages bidders from offering an attractive price for Quanta.

        While the Board and management have taken actions which we believe are intended to entrench themselves in their jobs and enrich themselves even beyond the $115,000,000 they previously reaped from selling their shares to Aquila, they have taken no concrete steps to restore value to stockholders. In fact, although Quanta has had expensive investment and legal advisors on retention for months, the Board and management have offered only vague assurances that they are continuing to explore all their options. In contrast, if you support our candidates at the upcoming annual meeting, we commit to you:

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  To initiate promptly an auction process for the sale of Quanta or one or more of its business units, whichever is more advantageous to all of Quanta's stockholders.

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  To implement a stock repurchase program for 20% to 25% of Quanta's outstanding shares, at an appropriate premium, in which Aquila will purchase sufficient shares to permit Quanta to maintain an appropriate capital structure, if the auction process does not result in any attractive bids for Quanta.

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  To initiate a long-term strategic plan designed to improve Quanta's operations by seeking strategic investors who will help advance Quanta's strategy and enhance its value by significantly increasing the scale of the business.

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  To provide minority protections through the presence on the Board of three independent directors with approval rights over transactions between Aquila and Quanta, including asset sales outside the ordinary course of business and any squeeze-out transaction in which Aquila acquires Quanta.

        If our nominees are not elected at the annual meeting but our contractual right to purchase more shares is confirmed in the arbitration proceeding now being conducted, as we expect it will, we will thereafter be free to increase our share interest in Quanta from time to time. In such case, we will not be obligated to fulfill any of the commitments described above that we have undertaken in this proxy contest, including a sale of the Company, a stock buyback program at an appropriate premium or formal minority protections. Accordingly, we believe that your best chance to obtain an appropriate premium for your shares will be to vote for our slate on Aquila's GOLD proxy card.

        WE BELIEVE THE BEST COURSE FOR RESTORING VALUE AT QUANTA IS FOR STOCKHOLDERS TO SUPPORT AQUILA'S NOMINEES FOR ELECTION TO THE BOARD

        We urge you to support Aquila's commitment to restore value and accountability to Quanta by voting in favor of our nominees by signing and returning Aquila's GOLD proxy card and discarding Quanta's white proxy card.

On Behalf of Aquila, Inc.

Robert K. Green President and Chief Executive Officer
May 10, 2002

IMPORTANT

1.
Your proxy is important no matter how many Quanta shares you own. Be sure to vote on the GOLD proxy card. Aquila urges you NOT to sign any WHITE proxy card sent to you by Quanta.

2.
If you have already submitted a proxy card to Quanta for the Annual Meeting, you may change your vote to a vote "FOR" the election of Aquila's nominees and "Against" Quanta's slate by signing, dating and returning Aquila's GOLD proxy card, which must be dated after any proxy card you may previously have submitted to Quanta. Only your last dated proxy card for the Annual Meeting will count at the Annual Meeting.

3.
If any of your shares is held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the GOLD proxy card "FOR" the election of Aquila's nominees.

4.
If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one GOLD proxy card. We encourage you to vote each GOLD proxy card that you receive.

5.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, Morrow & Co., Inc., at the number set forth below:

MORROW & CO., INC.
445 PARK AVENUE — 5TH FLOOR
NEW YORK, NY 10022

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